Contact:
Solar EnerTech Corp.
Phone: +86-21-6886-2220
http://www.solarE-power.com/

CCG Investor Relations Inc.
Mark Collinson, Partner/Account Supervisor
Phone: +1-310 - 954-1343
Email: Mark.Collinson@CCGIR.com

For immediate release

Solar EnerTech Announces Preliminary Volumes and Revenues for
Fourth Quarter and Fiscal Year 2010

MOUNTAIN VIEW, Calif., October 19, 2010 – Solar EnerTech Corp. (OTC: SOEN) (“Solar EnerTech” or the “Company”), a leading manufacturer of photovoltaic solar energy cells with its corporate office in Mountain View, California and with its manufacturing facility at Jinqiao Modern Technology Park in Shanghai, today announced volumes and revenues for the quarter and fiscal year ended September 30, 2010.

For the three months ended September 30, 2010, the Company expects to report volume of solar modules shipped of 9.5MW and net revenue of $17.5 million compared to volume of solar modules shipped and net revenue of 5.4MW and $13.2 million, respectively, for the same period last year. This would translate to net revenue of $69.3 million for the full fiscal year 2010 compared to net revenue of $32.8 million in the previous fiscal year.

"During the fourth quarter, demand remained robust, resulting in the strong preliminary volumes and revenues that we are announcing today. Given our fourth quarter forecast, quarterly revenue will have grown 32.5% over the prior year’s quarter, while full fiscal year revenue growth would be in excess of 111% compared to the previous fiscal year," noted Mr. Leo Young, Chief Executive Officer of Solar EnerTech. “If we continue to diligently execute on the strategic and operational objectives of our business plan, we should be well positioned to expand our customer base by leveraging our solar energy cell manufacturing expertise to penetrate new markets in higher growth regions, thereby expanding our geographic footprint, while also achieving organic growth by maintaining our commitment of providing superior customer service which will fortify our presence in existing markets. Overall, we are pleased with the growth in volumes and revenues and look forward to reporting our full financial results.”

About Solar EnerTech Corp
Solar EnerTech is a photovoltaic solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Mountain View, California. The Company has established a sophisticated 67,107-square-foot manufacturing facility at Jinqiao Modern Technology Park in Shanghai, China. The Company currently has two 25MW solar cell production lines and a 50MW solar module production facility.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

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